Exhibit 99

CONFIDENTIAL – NOT FOR DISTRIBUTION
Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
PETER E. RASKIND SUCCEEDS DAVID A. DABERKO AS CHAIRMAN OF NATIONAL CITY;
Vice Chairman and CFO Jeffrey D. Kelly elected to the National City Board
     CLEVELAND – DECEMBER 18, 2007 – National City Corporation (NYSE: NCC) today announced that President and CEO Peter E. Raskind has also been elected chairman. Raskind succeeds David A. Daberko, who, as previously announced, will retire at year end following a distinguished 39-year career with National City. Raskind succeeded Daberko as CEO in July 2007 following a comprehensive succession planning process.
     “I’m delighted that the National City Board of Directors has elected Peter as chairman, said Daberko. “He has done a tremendous job of leading National City since becoming president and CEO, guiding the company through the unprecedented challenges facing the financial services industry. Peter’s leadership and dedication ideally suit him to lead the Board as well. I have every confidence that in his expanded role, he will continue to effectively lead National City in capitalizing on the many opportunities before us, while overcoming the industry-wide challenges ahead.
     Raskind joined National City in September 2000 as the head of Consumer Finance, where he was responsible for National City’s consumer lending business. His responsibilities later expanded to include Retail Banking and the company’s mortgage business. Raskind was elected vice chairman in 2004 and, in December 2006, he was appointed president, assuming responsibility for most of National City’s corporate banking and wealth management operations. He was elected president and CEO in July of 2007. Prior to joining National City, Raskind spent 17 years with U.S. Bancorp. He began his career in 1979 with Harris Bank in Chicago, IL.
     “It has been an honor and a privilege working alongside Dave,” said Raskind. “I am grateful for the benefit of his mentorship and friendship, and for his legacy of leadership and growth at National City.”

     Daberko began his tenure with National City as a management trainee in 1968. In 1973, he was appointed vice president of the bank investment division. Seven years later he became department head of the metropolitan lending division. In 1982, he was promoted to executive vice president of the corporate banking group at the holding company and of the National City Bank in Cleveland.
     Three years later, Daberko led the integration of Columbus- based BancOhio into National City. When he returned two years later to Cleveland, he became the company’s deputy chairman as well as president of National City Bank in Cleveland, posts he held until becoming president and COO in 1993. Daberko was elected chairman and CEO in 1995.
     At that time, National City was a leading regional bank with total assets of $36 billion. It had 645 banking offices in Ohio, Kentucky and Indiana, employing 21,000. Under Daberko’s leadership, National City has emerged as a super regional bank, completing nearly a dozen acquisitions, adding Pennsylvania, Illinois, Michigan, Missouri, Florida and Wisconsin to its footprint. Today, the company’s total assets stand at approximately $150 billion. Its number of banking offices has more than doubled to 1,400. National City today has more than 31,000 employees.
     National City also announced the election of Vice Chairman and CFO Jeffrey D. Kelly as a member of the National City Board of Directors, filling the seat on the 12-member board that will be vacated upon Daberko’s retirement.
     Kelly is responsible for National City’s finance, treasury and corporate development functions. Additionally, he oversees the company’s national commercial banking and capital markets businesses, as well as National City Mortgage Company and Allegiant Asset Management.
     Kelly began his career at National City in 1979 as a management assistant in the bank investment division. He held several positions in this area before being named senior vice president of the corporation in charge of its investment and purchased funding activities in 1990. He was appointed an executive vice president of the Corporation in 1994, and named chief funds management officer. Kelly was appointed chief financial officer of National City in August 2000 and vice chairman in December 2004.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
###